                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                            (A Delaware Corporation)

Home Office - Newark, Delaware              Executive Office - 51 Madison Avenue
                                                              New York, NY 10010


THE CORPORATION New York Life Insurance and Annuity Corporation (NYLIAC), a stock company incorporated in Delaware, will pay the benefits of this policy in accordance with its provisions. The following pages are also a part of this policy.

PAYMENT OF PREMIUMS At any time before the Annuity Commencement Date and during the lifetime of the Annuitant and Owner, premiums may be paid at any interval or by any method we make available. Premium Payments are subject to the limitations defined in the policy. The initial Premium Payment is shown on the Policy Data Page.

ANNUITY BENEFIT ON THE ANNUITY COMMENCEMENT DATE, THE ACCUMULATION VALUE WILL BE APPLIED TO PROVIDE A MONTHLY INCOME PAYMENT, AS STATED IN THE ANNUITY BENEFIT SECTION.

DEATH BENEFIT If you or the Annuitant die before the Annuity Commencement Date, we will pay proceeds to the Beneficiary upon our receipt of Proof of Death and all claim information.


RIGHT TO RETURN POLICY PLEASE EXAMINE YOUR POLICY. WITHIN 10 DAYS (OR LONGER IF REQUIRED BY STATE LAW) AFTER DELIVERY, YOU MAY RETURN IT TO THE CORPORATION OR TO THE REGISTERED REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED, WITH A WRITTEN REQUEST FOR A CANCELLATION. UPON RECEIPT OF THIS REQUEST, WE WILL PROMPTLY CANCEL THE POLICY AND REFUND THE POLICY'S ACCUMULATION VALUE. THE AMOUNT REFUNDED TO YOU MAY BE MORE OR LESS THAN THE PREMIUM PAYMENT(S). IN STATES WHERE REQUIRED, WE WILL PROMPTLY REFUND THE PREMIUM PAYMENT(S) LESS ANY PARTIAL WITHDRAWALS.

REPORT TO OWNER At least once each Policy Year, and within sixty (60) days of the reporting period, New York Life Insurance and Annuity Corporation will provide a report, in connection with this policy, that will tell you how much Accumulation Value there is as of the end of the reporting period. It will also give you any other facts for this policy required by state law or regulations.

This policy is issued as of the Issue Date shown on the Policy Data Page.

TOLL FREE # [800-xxx-xxxx]

/s/ Frederick J. Sievert

President

/s/ Catherine A. Murrion

Secretary


[LIFESTAGES ACCESS VARIABLE ANNUITY] (A FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY)

Monthly Income Payments Begin On The Annuity Commencement Date.
Premiums May Be Paid During The Annuitant's Lifetime, As Defined Herein. THE AMOUNT OF ANY ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.
ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
Policy Is Non-Participating.

204-191                           SPECIMEN COPY

                                  POLICY DATA


204-191                                                                   PAGE 2

                           READ THIS POLICY CAREFULLY



     NOTE: THIS IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE CORPORATION.


204-191                                                                   PAGE 3

                                    WE & YOU

In this policy, the words "we," "our," "us," "Corporation" and "NYLIAC" refer to New York Life Insurance and Annuity Corporation, and the words "you" and "your" refer to the Owner of this policy. When you write to us, please include the policy number, your full name and your current address.

                                    CONTENTS

POLICY DATA ..........................................................................           2

DEFINITIONS ..........................................................................           6

SECTION ONE - ANNUITY BENEFIT ........................................................           8

1.1 WHEN WILL INCOME PAYMENTS BEGIN? .................................................           8
1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED? ....................................           8

SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS .....................................           8

2.1 HOW ARE INCOME PAYMENTS MADE? ....................................................           8
2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION? ..           8
2.3 HOW ARE LIFE INCOME PAYMENT AMOUNTS DETERMINED? ..................................           8
2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT? ...................................           8

SECTION THREE - ANNUITANT, OWNER, BENEFICIARY ........................................           9

3.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY? .................................           9
3.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT? ...................................           9
3.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? ......................................           9
3.4 MAY MORE THAN ONE BENEFICIARY BE NAMED? ..........................................           9
3.5 MAY YOU CHANGE A BENEFICIARY? ....................................................           9
3.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE? .........           9
3.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE? ..........           9
3.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE? ....................           9
3.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE? .....................          10
3.10 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT? ................          10
3.11 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT YOUR DEATH?          10
3.12 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY? .................................          10
3.13 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES? ............          10
3.14 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT? ..........................          11

SECTION FOUR - PREMIUM PAYMENTS ......................................................          11

4.1 HOW ARE PREMIUM PAYMENTS CREDITED? ...............................................          11
4.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF PREMIUM PAYMENTS?          11
4.3 HOW ARE PREMIUM PAYMENTS ALLOCATED? ..............................................          11
4.4 MAY THE ALLOCATION ALTERNATIVES FOR PREMIUM PAYMENTS BE CHANGED? .................          11
4.5 MAY THE CORPORATION TERMINATE THIS POLICY? .......................................          11

SECTION FIVE - ACCUMULATION VALUE ....................................................          11

5.1 HOW IS YOUR POLICY'S ACCUMULATION VALUE CALCULATED? ..............................          11

204-191                                                                   PAGE 4

SECTION SIX - CHARGES AND DISTRIBUTIONS .......................................................          12

6.1 WHEN CAN YOU SURRENDER THIS POLICY? .......................................................          12
6.2 WHEN CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY? ..................................          12
6.3 WHEN WILL A PARTIAL WITHDRAWAL OR SURRENDER BE PROCESSED? .................................          12
6.4 ARE SERVICE CHARGES DEDUCTED FROM YOUR POLICY? ............................................          12
6.5 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY? ...................................          12

SECTION SEVEN - SEPARATE ACCOUNT ..............................................................          12

7.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? ...................................          12
7.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? .............................................          13
7.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? .....................................          13
7.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? ....................................          13
7.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? ...............          13
7.6 WHAT OTHER RIGHTS DO WE HAVE? .............................................................          13
7.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE? ........................................          13
7.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR PREMIUM PAYMENTS PURCHASE?          13
7.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED? .......................................          13
7.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? .....................................          14
7.11 CAN YOU TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT? ..................          14
7.12 HOW DO YOU TRANSFER THE ACCUMULATION VALUE BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED
   ACCOUNT? ...................................................................................          14
7.13 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED
   ACCOUNT? ...................................................................................          15

SECTION EIGHT - FIXED ACCOUNT .................................................................          15

8.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED? ................................................          15
8.2 HOW IS THE FIXED ACCOUNT VALUED? ..........................................................          15
8.3 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS? .................          16
8.4 HOW DO YOU TRANSFER THE FIXED ACCUMULATION VALUE TO THE INVESTMENT DIVISIONS? .............          16
8.5 HOW WILL PARTIAL WITHDRAWALS AND TRANSFERS BE DEDUCTED FROM THE FIXED ACCOUNT? ............          16

SECTION NINE - GENERAL PROVISIONS .............................................................          16

9.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? .....................................................          16
9.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY? .............................          16
9.3 WILL WE BE ABLE TO CONTEST THIS POLICY? ...................................................          16
9.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? ....................................          16
9.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY? ..........................          16
9.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX INCORRECTLY? .............          16
9.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY? ...................................................          16
9.8 HOW DO YOU ASSIGN THIS POLICY? ............................................................          17
9.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY? .............................          17
9.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS? ........          17
9.11 HOW SHOULD PAYMENTS FOR THIS POLICY BE MADE? .............................................          17
9.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY? ...................................          17
9.13 IS THIS POLICY SUBJECT TO ANY LAW? .......................................................          17
9.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY? .......................................          17

WHEN YOU WRITE TO US, PLEASE INCLUDE YOUR POLICY NUMBER, YOUR FULL NAME AND YOUR
                                CURRENT ADDRESS.


204-191                                                                   PAGE 5

                                  DEFINITIONS

ACCUMULATION UNIT: An accounting unit used to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct Accumulation Unit value.

ACCUMULATION VALUE: The sum of the Variable Accumulation Value, if any, plus the Fixed Accumulation Value, if any, of a policy for any Valuation Period.

AGE: The attained age on your last birthday.

ALLOCATION ALTERNATIVES: The Investment Divisions of the Separate Account and the Fixed Account constitute the Allocation Alternatives.

ANNUITANT: The person named on the Policy Data Page and whose life determines the Income Payments, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid.

ANNUITY COMMENCEMENT DATE: The date on which the first Income Payment under this policy is to be made.

BENEFICIARY: The person or an entity having the right to receive the death benefit set forth in this policy and who is the "designated Beneficiary" for purposes of Section 72 of the Internal Revenue Code in the event of the Annuitant's or Owner's death.

BUSINESS DAY: Generally, any day on which the New York Stock Exchange is open for trading. Our Business Day ends at 4:00 p.m. Eastern Time or the closing of the New York Stock Exchange, if earlier.

CORPORATION ("NYLIAC, WE, US, OUR"): New York Life Insurance and Annuity Corporation, which is a wholly-owned Delaware subsidiary of New York Life Insurance Company.

ELIGIBLE PORTFOLIOS ("PORTFOLIOS"): The mutual fund portfolios of the Fund which are available for investment by the Investment Divisions of the Separate Account, as shown on the Policy Data Page.

FIXED ACCOUNT: Assets in the Fixed Account are not part of the Separate Account of New York Life Insurance and Annuity Corporation. The Fixed Accumulation Value is supported by assets in the General Account of the Corporation, which are subject to the claims of its general creditors.

FIXED ACCUMULATION VALUE: The sum of Premium Payments and transfers allocated to the Fixed Account, plus interest credited on those Premium Payments and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Service Charges that may have already been assessed from the Fixed Account.

FUND: MainStay VP Series Fund, Inc., a diversified open-end management investment company registered under the Investment Company Act of 1940, and any other registered open-end management investment company which offers Eligible Portfolios.

GENERAL ACCOUNT: Includes all of NYLIAC's assets except those assets specifically allocated to the Separate Account.

INCOME PAYMENTS: Payments made by NYLIAC to the named Payee, generally after the Annuity Commencement Date.

INVESTMENT DIVISION ("DIVISION"): A division of the Separate Account. Each Investment Division invests exclusively in shares of a specified Eligible Portfolio.

ISSUE DATE: The date the policy is produced.

OWNER ("YOU, YOUR"): The person(s) or an entity designated as the Owner in this policy, or as subsequently changed, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid. If NYLIAC issues a jointly owned policy, ownership rights and privileges under this policy must be exercised jointly and benefits under this policy will be paid upon the death of any joint owner.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this policy.

PAYEE: A recipient of payments under this policy, generally the owner.


204-191                                                                   PAGE 6

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.

POLICY DATA PAGE: Page (2) of this policy, containing the policy specifications.

POLICY DATE: The date the policy is executed and from which Policy Years, quarters, months, and anniversaries are measured. It is shown on the Policy Data Page.

POLICY YEAR: A year commencing on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.

PREMIUM PAYMENT: An amount paid to the Corporation as consideration for the benefits provided by this policy.

PROOF OF DEATH: Evidence that death has occurred including a death certificate, an attending physician's statement, a finding from a court of competent jurisdiction or any other proof that is acceptable to us in our sole discretion.

PROPORTIONAL WITHDRAWAL: An amount equal to the amount withdrawn from the policy divided by the policy's Accumulation Value immediately preceding the withdrawal, multiplied by the Reset Value immediately preceding the withdrawal.

PURCHASE DATE: The Business Day on which a Premium Payment is received by us and credited under this policy.

PURCHASE YEAR: A year as measured from the Purchase Date of the initial Premium Payment or from the Purchase Date of any additional Premium Payments made.

QUALIFIED PLANS: A retirement plan under Section 219, 401(a), 403(b), or 408 of the Internal Revenue Code.

RESET ANNIVERSARY: Every Policy Anniversary until either the Owner or the Annuitant is age 80.

RESET VALUE: The value calculated on the Reset Anniversary is based on a comparison between (a) the current Reset Anniversary's Accumulation Value, and
(b) the prior Reset Anniversary's Accumulation Value, plus any Premium Payments since the prior Reset Anniversary date, less any Proportional Withdrawals, and any rider premiums since the last Reset Anniversary date. The greater of the compared values will be the new Reset Value.

RMD AUTOMATED OPTION: The calculation and automatic processing of the Required Minimum Distribution (RMD) under certain Qualified Plans on a scheduled interval (monthly, quarterly, semi-annually, or annually) or on an interval made available by us to meet the Internal Revenue Service (IRS) requirements. RMD is an amount that the IRS requires the owners of certain Qualified Plans to withdraw each year generally commencing with the year the owner attains age
70 1/2.

SEPARATE ACCOUNT: A Separate Account established by the Corporation into which assets are placed for the purchasers of this class of policies.

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the products of the current Accumulation Unit's value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.


204-191                                                                   PAGE 7

                         SECTION ONE - ANNUITY BENEFIT

1.1 WHEN WILL INCOME PAYMENTS BEGIN?

We will apply the Accumulation Value of this policy to the Life Income - Guaranteed Period Payment Option and make Income Payments to you each month beginning on the Annuity Commencement Date shown on the Policy Data Page. These payments will be made in accordance with the `Income Payments Of Policy Proceeds' section of this policy. Income Payments will begin if you and the Annuitant, if you are not the Annuitant, are alive and if this policy is in force on that date.

1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?

Yes. If we agree, you may have the Annuity Commencement Date shown on the Policy Data Page changed to an earlier date or deferred to a later date. You must notify us in writing of your wish to change the date at least one month before the Annuity Commencement Date.

                SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS

2.1 HOW ARE INCOME PAYMENTS MADE?

If you, and the Annuitant if you are not the Annuitant, are alive, and this policy is in force on the Annuity Commencement Date, we will make Income Payments under the Life Income - Guaranteed Period Payment Option. If the Accumulation Value of this policy is less than $2,000 on the Annuity Commencement Date, payment will be made in a single sum.

2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION?

We will make equal payments each month during the lifetime of the Annuitant. Once Life Income Payments start, they do not change and are guaranteed for 10 years even if the Annuitant dies sooner. We may require that the Payee submit proof of the Annuitant's survivorship as a condition for future Income Payments.

2.3 HOW ARE LIFE INCOME PAYMENT AMOUNTS DETERMINED?

Life Income Payments are based on the annuity premium rate in effect when the first Income Payment is due, but will not be less than the corresponding minimum amount shown in the Life Income - Guaranteed Period Payment Option Table. These minimum amounts are based on the 1983 Table a with Projection Scale G and with interest compounded annually at 1.50%.

When asked, we will state in writing what the minimum amount of each monthly Income Payment would be under this provision. It is based on the sex and adjusted Age of the Annuitant. To find the adjusted Age in the year the first Income Payment is due, we increase or decrease the Annuitant's Age at that time, according to the following table:

  2004-2005     2006-2015    2016-2025    2026-2035  2036 & later
      +1            0           -1           -2           -3


LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION TABLE

(Minimum Monthly Payment Guaranteed for 10 years for $1,000 of Proceeds)

Age        Male     Female      Age       Male     Female
---        ----     ------      ---       ----     ------
60         $3.64    $3.21        73       $5.39    $4.70
61          3.74     3.29        74        5.56     4.87
62          3.85     3.38        75        5.74     5.04
63          3.96     3.47        76        5.93     5.22
64          4.08     3.56        77        6.11     5.41
65          4.20     3.66        78        6.30     5.61
66          4.33     3.77        79        6.49     5.81
67          4.46     3.88        80        6.69     6.01
68          4.60     4.00        81        6.88     6.22
69          4.75     4.12        82        7.06     6.43
70          4.90     4.26        83        7.24     6.64
71          5.06     4.40        84        7.42     6.85
72          5.22     4.55        85&over   7.59     7.05

2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?

Yes. You may elect to have the Accumulation Value paid to you in a single sum, or if we agree, the proceeds may be placed under some other Income Payment option.


204-191                                                                   PAGE 8
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                 SECTION THREE - ANNUITANT, OWNER, BENEFICIARY

3.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?

As the Owner, you have the right to change the Beneficiary or the Owner of this policy. These rights are nonforfeitable and also include the right to receive Income Payments or to name a Payee to receive these Income Payments.

3.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?

Yes, but unless it is indicated on the Policy Data Page, or unless ownership is subsequently changed, you are both the Annuitant and Owner of this policy.

3.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?

You may change the Owner of this policy, from yourself to a new Owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership in this policy will pass to the new Owner. Changing the Owner does not automatically change the Beneficiary or the Annuitant.

3.4 MAY MORE THAN ONE BENEFICIARY BE NAMED?

Yes. You may name more than one Beneficiary. Multiple Beneficiaries may be classified as first, second, and so on. If two or more beneficiaries are named in a class, their shares in any amount payable may be stated. Any amount payable to a Beneficiary will be applied to any first Beneficiaries who survive you. If no first Beneficiaries survive, payment will be made to any surviving in the second class, and so on. Those who survive in the same class have an equal share to the extent possible in any amount payable, unless the shares are stated otherwise. No amount will be payable to a Beneficiary if you die after the end of an Income Payment period under any payment option.

3.5 MAY YOU CHANGE A BENEFICIARY?

Yes. You may change a Beneficiary during the lifetime of the Annuitant or Owner, if you are not the Annuitant, in a signed notice that is satisfactory to us. When we record a change, it will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change.

3.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE?

Unless amended by any rider attached to this policy, if the Annuitant dies before the Annuity Commencement Date, when we receive Proof of Death and all claim information, we will pay to the Beneficiary(s) an amount equal to the greater of:

a) the Accumulation Value of this policy, or

b) the sum of all Premium Payments paid for this policy, less the amount of any Partial Withdrawals and, less any rider premiums, or

c) the Reset Value on the last Reset Anniversary of the policy, plus, since the last Reset Anniversary, any Premium Payments less any Proportional Withdrawals and less any rider premiums since the last Reset Anniversary.

Payment will be made in a single sum, or in accordance with the Beneficiary's election as provided for in Section 3.10 or 3.11. The payment will be calculated as of the date we receive Proof Of Death and all claim information necessary to make the payment. This policy will end on such date. However, if the Annuitant was your spouse and you are the sole primary Beneficiary, you may elect in writing to continue this policy with you as the new Annuitant.

3.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE?

If the Annuitant dies after the Annuity Commencement Date, but before the end of the guaranteed period of the Income Payments, we will continue to make these payments to the Beneficiary for the remainder of the Income Payment period. No amount will be payable to a Beneficiary if the Annuitant dies after the end of an Income Payment period under any payment option.

3.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?

If you are not the Annuitant, and if you die before the Annuity Commencement Date, when we receive


204-191                                                                   PAGE 9

Proof Of Death and all claim information, we will pay to the Beneficiary an amount equal to the greater of:

a) the Accumulation Value of this policy, or

b) the sum of all Premium Payments paid for this policy, less the amount of any Partial Withdrawals and less any rider premiums, or

c) the Reset Value on the last Reset Anniversary of the policy, plus, since the last Reset Anniversary, any Premium Payments less any Proportional Withdrawals and less any rider premiums since the last Reset Anniversary.

Payment will be made in a single sum or in accordance with the Beneficiary's election as provided for in Section 3.10 or 3.11. The payment will be calculated as of the date we receive Proof Of Death and all claim information necessary to make payment. This policy will end on such date. However, if you are not the Annuitant and your surviving spouse is the sole primary Beneficiary, your spouse may elect in writing to become the new Owner of this policy.

3.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?

If you die before the Annuitant, we will make payment to the Beneficiary in an amount equal to the present value of remaining Income Payments under a fixed option or the current value of any amount remaining with us under a variable option if then available. That amount will be determined based on the method, interest rate and mortality table used to determine the monthly Income Payment.

3.10 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT?

Claim information must be submitted for each Beneficiary. Upon receiving Proof of Death and all claim information from a Beneficiary, we will pay to that Beneficiary his/her full share of any amount of the payment. The payment will be made within seven (7) days. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of the death benefit request. When not prohibited by the laws of the state in which this policy is issued, we may defer payment of any death benefit request for up to six (6) months from the death benefit request date. Interest will be paid on any amount deferred for thirty (30) days or more. If payments are deferred, we will pay interest at the rate specified by the Insurance Department of the state where your contract was issued, as established and is in existence at the time of the death benefit request. This rate will be at least three and one half percent (3.5%).

3.11 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT YOUR DEATH?

Upon receiving Proof Of Death and all claim information, full payment of the death benefit will be made to the beneficiary within five (5) years after the date of your death. Your Beneficiary is not required to accept the death benefit of this policy if, while the Annuitant is alive, you or the Beneficiary (after your death), choose in a signed notice which gives us the facts that we need, to have all or part of this payment placed under the Life Income - Guaranteed Period Payment Option or any other payment option for the Beneficiary. Payment under the option must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary, at the time of your death (as determined for federal tax purposes), and must begin within one year after your death.

3.12 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?

If your spouse is the sole primary Beneficiary and you die before the Annuity Commencement Date, this policy may be continued with your spouse as the new Owner. If you are also the Annuitant, your spouse will become the new Annuitant. If your spouse chooses to continue this policy, no death benefit proceeds will be paid as a consequence of your death.

3.13 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES?

Each remaining Income Payment will be made to those Beneficiaries in the same class who are alive when that payment becomes due. If no Beneficiary for any amount payable, or for a stated share, survives you, the right to this amount or this share will pass to your estate.


204-191                                                                  PAGE 10

3.14 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?

If no Beneficiary for any amount payable, or for a stated share, is alive at the death of the Annuitant, the right to this amount or this share will pass to you or, in the case of your death, to your estate.

Payment of the death benefit will be made in a single sum to your estate. If any Beneficiary dies at the same time as you, or within fifteen (15) days after your death, but before we receive Proof Of Death and all claim information, we will pay any amount payable as though the Beneficiary died first.

                        SECTION FOUR - PREMIUM PAYMENTS

4.1 HOW ARE PREMIUM PAYMENTS CREDITED?

If we have received all of the information we require to issue this policy, the initial Premium Payment will be credited within two Business Days after receipt. Additional Premium Payments will be credited to the policy as of the Purchase Date.

4.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF PREMIUM PAYMENTS?

At any time before the maximum age shown on the Policy Data Page, during the lifetime of the Annuitant, or Owner if you are not the Annuitant, and before settlement of this policy under the `Income Payments Of Policy Proceeds' section, payments may be made at any interval and by any method we make available. The initial Premium Payment is the amount shown on the Policy Data Page. The minimum payment you can make, as well as the frequency of the premiums, are shown on the Policy Data Page. We reserve the right to reject or limit the dollar amount of any Premium Payment when the aggregate amount of all Premium Payments is equal to or greater than the minimum amount stated on the Policy Data Page.

4.3 HOW ARE PREMIUM PAYMENTS ALLOCATED?

The initial Premium Payment may be applied to one or more of the Allocation Alternatives shown on the Policy Data Page. We may add or discontinue Allocation Alternatives at any time. All additional Premium Payments to the Allocation Alternatives will be allocated as requested, among the Allocation Alternatives that are available at the time the Premium Payment is made, unless subsequently changed by you.

The maximum allocation of each Premium Payment to the Fixed Account is shown on the Policy Data Page.

4.4 MAY THE ALLOCATION ALTERNATIVES FOR PREMIUM PAYMENTS BE CHANGED?

Yes. The allocation for Premium Payments may be changed among the Allocation Alternatives after the Issue Date shown on the Policy Data Page in accordance with established procedures. Premium Payments received after the date on which we receive your notice will be applied on the basis of the new instructions. You must indicate the percentage of each Premium Payment that will be allocated to an Allocation Alternative. The minimum amount of a Premium Payment that can be allocated to an Allocation Alternative is shown on the Policy Data Page. We reserve the right to limit the amount of a Premium Payment that may be allocated to any one Allocation Alternative and to refuse the allocation of all or a portion of Premium Payments to the Fixed Account.

4.5 MAY THE CORPORATION TERMINATE THIS POLICY?

It may happen that no Premium Payment has been received for two or more consecutive years and both (a) the sum of all Premium Payments for this policy, less any Partial Withdrawals and (b) the Accumulation Value, are less than $2,000. If so, we have the right, subject to any applicable state law or regulation, to terminate this policy by paying you the Accumulation Value in a single sum. We will notify you of our intention to exercise this right and allow you 90 days to make a Premium Payment.

                       SECTION FIVE - ACCUMULATION VALUE

5.1 HOW IS YOUR POLICY'S ACCUMULATION VALUE CALCULATED?

On any day on or before the Annuity Commencement Date, the Accumulation Value of this policy is equal to:

a) the Fixed Accumulation Value, which is: the sum of Premium Payments and transfers allocated to the Fixed Account, plus interest credited on those Premium Payments and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and


204-191                                                                  PAGE 11
less Service Charges that may have already been assessed from the Fixed Account, plus

b) the Variable Accumulation Value, which is: the sum of the products of the current Accumulation Unit's value(s) for each of the Investment Divisions of the Separate Account multiplied by the number of Accumulation Units held in the respective Investment Divisions.

When you ask us, we will tell you how much Accumulation Value there is.

                    SECTION SIX - CHARGES AND DISTRIBUTIONS

6.1 WHEN CAN YOU SURRENDER THIS POLICY?

At any time, on or before the Annuity Commencement Date, after this policy has an Accumulation Value, you may surrender it for the Accumulation Value, less any Service Charge that may apply. Service Charges are explained in Section 6.4.

6.2 WHEN CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY?

After this policy has an Accumulation Value, you may request a Partial Withdrawal by sending us a written request at least thirty (30) days before the Annuity Commencement Date and while the Annuitant and Owner, if you are not the Annuitant, are alive. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must indicate how it is to be withdrawn from the Allocation Alternatives. However, if you do not specify which Allocation Alternatives, NYLIAC will withdraw the money on a pro-rata basis from each Allocation Alternative. If your request for a Partial Withdrawal is greater than the amount in the Allocation Alternative(s), we will pay you the entire value of that Allocation Alternative(s).

6.3 WHEN WILL A PARTIAL WITHDRAWAL OR SURRENDER BE PROCESSED?

We will pay any Partial Withdrawal within seven (7) days after we receive all the necessary requirements. The Partial Withdrawal value to be paid will be determined on the date we receive all requirements. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business
Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of Partial Withdrawals. When permitted by law, we may defer payment of any Partial Withdrawal or full surrender request from the Fixed Account for up to six (6) months from the Partial Withdrawal or surrender request date. Interest will be paid on any amount deferred for 30 days or more. This rate will be at least 3.5%.

It may also happen that a request for a Partial Withdrawal would cause the total Accumulation Value of the policy to fall below $2,000. If so, we may not process the Partial Withdrawal request.

6.4 ARE SERVICE CHARGES DEDUCTED FROM YOUR POLICY?

An annual Service Charge may be applicable as shown on the Policy Data Page. That charge, if any, will be deducted on each Policy Anniversary or the date of surrender.

6.5 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?

When any amount is placed under an Income Payment option on the Annuity Commencement Date, we may deduct from that amount any state premium tax that we are, or were, required to pay. We may also deduct any state premium tax that we are, or were, required to pay when the policy is surrendered for its Accumulation Value.

                        SECTION SEVEN - SEPARATE ACCOUNT

7.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?

We have established and maintained the Separate Account under the laws of the state of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited to it without regard to our other income.


204-191                                                                  PAGE 12

7.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?

The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

7.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?

The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, when not prohibited by the laws of the state in which this policy is issued, to transfer assets of an Investment Division, in excess of the reserves and other policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

7.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?

We will determine the value of the assets for the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation which we establish in good faith. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Investment Divisions and to the Fixed Account.

7.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT?

Yes. We reserve the right, when not prohibited by the laws of the state in which this policy is issued, to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account" as used in this policy, will then mean the Separate Account to which the assets were transferred.

7.6 WHAT OTHER RIGHTS DO WE HAVE?

We also reserve the right, when permitted by law, to:

a) de-register the Separate Account under the Investment Company Act of 1940,

b) manage the Separate Account under the direction of a committee at any time,

c) restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account, and

d) combine the Separate Account with one or more other Separate Accounts.

7.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE?

Yes. When required by law or regulation, an objective of the Fund can be changed. The objective of the Fund will not be changed unless approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or the district in which this policy is delivered.

7.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR PREMIUM PAYMENTS PURCHASE?

The Variable Accumulation Value of this policy in the Investment Divisions of the Separate Account prior to the Annuity Commencement Date is represented by Accumulation Units. Premium Payments allocated or transferred to the Investment Divisions will be applied to purchase Accumulation Units in those Investment Divisions.

7.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED?

That portion of each Premium Payment allocated or transferred to a designated Investment Division of the Separate Account is credited to this policy in the form of Accumulation Units. The number of Accumulation Units credited to this policy is determined by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which the Premium Payment or transfer request and all required documentation is received.


204-191                                                                  PAGE 13

That portion of each Partial Withdrawal, Policy Service Charge or transfer from a designated Investment Division of the Separate Account is deducted from this Policy in the form of Accumulation Units. The number of Accumulation Units deducted from the Policy is determined by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units' value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.

7.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?

The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

a) is the sum of :

   1) the net asset value of a Portfolio share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period, plus

   2) the per share amount of any dividend or capital gain distributions made by the Portfolio for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period.

b) is the net asset value of a Portfolio share held in the Separate Account for that Investment Division determined as of the end of the Immediately preceding Valuation Period.

c) is a factor representing the mortality and expense risk fee, and administrative charges. This factor is equal, on an annual basis, to 1.55% of the daily net asset value of a Portfolio share held in the Separate Account for that Investment Division.

Mortality and expense results will not adversely affect the dollar amount of the Variable Accumulation Value.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects a fee paid to an investment advisor for investment advisory services provided.

7.11 CAN YOU TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

Yes. Transfers of the Accumulation Value may be made between Investment Divisions of the Separate Account and to the Fixed Account. Transfers of the Variable Accumulation Value, from the Investment Division(s) to the Fixed Account, will be limited to the amount shown on the Policy Data Page. For transfers made from the Fixed Account to the Investment Divisions, see Section Eight.

7.12 HOW DO YOU TRANSFER THE ACCUMULATION VALUE BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

Prior to 30 days before the Annuity Commencement Date, amounts may be transferred between Investment Divisions of the Separate Account and to the Fixed Account, in accordance with established procedures.

In addition to a request for a one-time transfer, transfers may be made on an automatic basis based on established procedures.

Dollar Cost Averaging

You may specify a dollar amount to be transferred from any Investment Division to any combination of Investment Divisions and/or to the Fixed Account. We will automatically transfer the specific dollar amount into the Investment Divisions and/or into the Fixed Account in accordance with established procedures. This option is called Dollar Cost Averaging.

In order to elect this option the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that must be transferred from or to an Investment Division or to the Fixed Account is shown on the Policy Data Page.


204-191                                                                  PAGE 14

Transfers under the Dollar Cost Averaging option are not available from the Fixed Account.

Automatic Asset Reallocation

Under this option, you may specify that a percentage of the Variable Accumulation Value be allocated to each Investment Division at a pre-set level. If you elect this reallocation option, we will automatically transfer your Variable Accumulation Value between the Investment Divisions so that it reflects the percentages you specify, or as subsequently changed by you, in accordance with established procedures.

In order to elect this option, the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount, which must be allocated among the Investment Divisions under this option, is also shown on the Policy Data Page.

You may not elect the Dollar Cost Averaging and Automatic Asset Reallocation options at the same time.

7.13 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

Except in connection with transfers made under the Dollar Cost Averaging or Automatic Asset Reallocation options, the minimum amount that can be transferred is the lesser of the amount shown on the Policy Data Page or the value of all remaining Accumulation Units in the Investment Division. The Investment Division from which the transfer is being made must maintain the minimum balance as shown on the Policy Data Page after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than the minimum, we have the right to include that amount as part of the transfer.

We reserve the right to apply a charge for transfers as shown on the Policy Data Page. Any transfer made on an automatic basis, pursuant to the Dollar Cost Averaging and Automatic Asset Reallocation options, will not be counted for purposes of determining the maximum number of transfers as specified on the Policy Data Page.

Transfers may not be made into the Fixed Account if there were transfers made out of the Fixed Account within the six-month period prior to the transfer request. Transfers to the Fixed Account are also subject to the maximum amount shown on the Policy Data Page.

We reserve the right to limit the amount which may be transferred to any one Allocation Alternative. Your right to make transfers under this policy is subject to modification if we determine, in our sole discretion, that the exercise of that right will disadvantage or potentially hurt the rights or interest of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which is considered to be to the actual or potential disadvantage of other policyowners.

                         SECTION EIGHT - FIXED ACCOUNT

8.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED?

Premium Payments allocated to, or amounts transferred to, the Fixed Account are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

8.2 HOW IS THE FIXED ACCOUNT VALUED?

Premium Payments allocated to, or amounts transferred to the Fixed Account are credited with interest at an interest rate we set from time to time. This rate will never be less than the guaranteed rate shown on the Policy Data Page.

We will set an interest rate in advance periodically. All Premium Payments allocated to, or amounts transferred to, the Fixed Account will receive the rate in effect for that period until the end of the Policy Year. Thereafter, the rate applicable to those amounts will change on each Policy Anniversary. The new rate will be the rate in effect on the date on which the Policy Anniversary occurs.


204-191                                                                  PAGE 15

8.3 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS?

Yes. You may transfer from the Fixed Account to the Investment Divisions with certain limitations (see Section 8.4).

8.4 HOW DO YOU TRANSFER THE FIXED ACCUMULATION VALUE TO THE INVESTMENT
DIVISIONS?

Prior to 30 days before the Annuity Commencement Date, amounts may be transferred from the Fixed Account to the Investment Divisions. Transfer requests must be in writing on a form approved by us in accordance with established procedures. Each transfer must be for an amount not less than that shown on the Policy Data Page. A minimum amount, as shown on the Policy Data Page, must remain in the Fixed Account after a transfer. If, after a transfer, the Fixed Accumulation Value would fall below the minimum, the remaining amount will be allocated to the Investment Division(s) in the same proportion as the transfer request.

8.5 HOW WILL PARTIAL WITHDRAWALS AND TRANSFERS BE DEDUCTED FROM THE FIXED
ACCOUNT?

Partial Withdrawals and transfers will be made from the Fixed Account in the following sequence: first from the Fixed Accumulation Value of the contract as of the last Policy Anniversary and then from the Fixed Accumulation Value attributed to subsequent Premium Payments and transfers in the order received.

                       SECTION NINE - GENERAL PROVISIONS

9.1 WHAT CONSTITUTES THE ENTIRE CONTRACT?

This entire contract consists of this policy, any attached riders and endorsements, and a copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change the policy and then only in writing. No change will be made in the contract unless you agree to it in writing, or by telephone, in accordance with established procedures. No Registered Representative is authorized to change this contract or waive any provisions of this contract.

9.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY?

In issuing this policy, we have relied on the information you provided. If you signed an application for this policy, we have relied on the statements made on the application in issuing this policy. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void the policy unless that statement is a material misrepresentation and is part of the policy.

9.3 WILL WE BE ABLE TO CONTEST THIS POLICY?

We will not contest this policy after it has been in force during the lifetime of the Annuitant for two years from the Issue Date.

9.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?

Policy Years, months, and anniversaries are measured from the Policy Date, except where otherwise specified.

9.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?

In this policy when we refer to a person's Age on any date, we mean his or her Age attained at his or her last birthday.

9.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX
INCORRECTLY?

If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age. If the Age or sex of the Annuitant shown on the Policy Data Page is not correct as stated, any amount payable under this policy will be what would have been purchased at the correct Age and sex. If payments were made based on incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at three and one-half percent (3.5%) per year, from the date of the wrong payment to the date the adjustment is made.

9.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY?

While the Annuitant is alive, you may assign this policy or any interest in it. If you do this, your interest, and anyone else's, is subject to that of the assignee. As Owner, you still have the rights of Ownership that have not been assigned.


204-191                                                                  PAGE 16

9.8 HOW DO YOU ASSIGN THIS POLICY?

You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment previously made by us or any other action we may take before we record the assignment.

9.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY?

No. The assignee cannot change the Owner, Annuitant, or Beneficiary. The assignee also may not elect an alternative payment option. Any amount payable to the assignee will be made in a single sum.

9.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS?

Payments we make under this policy are to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

9.11 HOW SHOULD PAYMENTS FOR THIS POLICY BE MADE?

Any payments made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation or NYLIAC. When asked, we will give a countersigned receipt, also signed by our President or Secretary, for any Premium Payment made to us.

9.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY?

All guaranteed Accumulation Values referred to in this policy are based on interest compounded annually at the guaranteed rate shown on the Policy Data Page. Each value is at least as much as the value the law requires.

9.13 IS THIS POLICY SUBJECT TO ANY LAW?

Yes. This policy is subject to all laws which apply.

9.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?

No. This is a non-participating policy. Therefore, no dividends are payable.


204-191                                                                  PAGE 17

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

Home Office - Newark, Delaware

Executive Office - 51 Madison Avenue New York, NY 10010

A Stock Company Incorporated in Delaware

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Monthly Income Payments Begin On The Annuity Commencement Date. Premiums May Be Paid During The Annuitant's Lifetime, As Defined Herein. The Amount Of Any Accumulation Value May Increase Or Decrease Based On The Investment Experience Of The Separate Account. Accumulation Values Based On The Performance Of The Separate Account Are Variable And Are Not Guaranteed As To Dollar Amount.

This Policy Is Non-Participating.


                                 SPECIMEN COPY


204-191

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

HOME OFFICE - NEWARK, DELAWARE              EXECUTIVE OFFICE - 51 MADISON AVENUE
                                                             NEW YORK, NY  10010

                                POLICY DATA PAGE

ANNUITANT            --       JOHN DOE                     AGE: 55    MALE

POLICY NUMBER        --       00 000 000

POLICY DATE          --       NOVEMBER 1, 2004

OWNER                --       THE ANNUITANT



ALLOCATION ALTERNATIVES AVAILABLE:
(SEE NEXT PAGE)


INITIAL PREMIUM PAYMENT:                       $10,000
INITIAL PREMIUM PAYMENT DATE:                  NOVEMBER 1, 2004


PLANNED ADDITIONAL PREMIUMS:
PREMIUM AMOUNT:                                $1,000 - Monthly


ANNUITY COMMENCEMENT DATE:                     NOVEMBER 1, 2039



MINIMUM GUARANTEED INTEREST RATE:              1.50%



MAXIMUM EARNINGS ENHANCEMENT BENEFIT RATE:     100% of Adjusted Premium Payments
CURRENT EARNINGS ENHANCEMENT BENEFIT RATE:     50% of Gain




DATE OF ISSUE: NOVEMBER 5, 2004

204-191                           SPECIMEN COPY                           PAGE 2

                                POLICY DATA PAGE
                                (Page 2 cont'd.)

                             ALLOCATION ALTERNATIVES

INVESTMENT DIVISIONS

MainStay VP American Century Income & Growth - Svc Cls
MainStay VP Bond - Svc Cls
MainStay VP Capital Appreciation - Svc Cls
MainStay VP Cash Management
MainStay VP Common Stock - Svc Cls
MainStay VP Convertible - Svc Cls
MainStay VP Dreyfus Large Company Value - Svc Cls
MainStay VP Eagle Asset Management Growth Equity - Svc Cls
MainStay VP Government - Svc Cls
MainStay VP High Yield Corporate Bond - Svc Cls
MainStay VP International Equity - Svc Cls
MainStay VP Lord Abbett Developing Growth - Svc Cls
MainStay VP Mid-Cap Core - Svc Cls
MainStay VP Mid-Cap Growth - Svc Cls
MainStay VP Mid-Cap Value - Svc Cls
MainStay VP S&P 500 Index - Svc Cls
MainStay VP Small-Cap Growth - Svc Cls
MainStay VP Total Return - Svc Cls
MainStay VP Value - Svc Cls
Alger American Small Capitalization - Class S Shares
Calvert Social Balanced
Colonial Small Cap Value Fund - Class B
Dreyfus IP Technology Growth - Svc Shares
Fidelity VIP Contrafund - Svc Cls 2
Fidelity VIP Equity-Income - Svc Cls 2
Fidelity VIP Mid Cap - Service Class 2
Janus Aspen Series Balanced - Svc Shares
Janus Aspen Series Worldwide Growth - Svc Shares
MFS Investors Trust Series - Svc Cls
MFS Research Series - Svc Cls
MFS Utilities Series - Svc Cls
NB AMT Mid Cap Growth - Class S
T. Rowe Price Equity Income Portfolio - II
Van Eck Worldwide Hard Assets
Van Kampen UIF Emerging Markets Equity - Class II
Victory VIF Diversified Stock - Class A

FIXED ACCOUNT
1-Year Fixed Account



DATE OF ISSUE: NOVEMBER 5, 2004

204-191                            SPECIMEN COPY                          PAGE 2

                                POLICY DATA PAGE
                                (Page 2 cont'd.)

MINIMUMS:

Additional Premium Payment:                                                                             $1,000

Aggregate Premium Payment amount subject to NYLIAC approval:                                            $1,000,000

Partial Withdrawal amount:                                                                              $500

Accumulation Value after a Partial Withdrawal:                                                          $2,000

Amount of a Premium Payment that can be allocated to an Allocation Alternative:                         $25

Transfer amount from the Fixed Account:                                                                 $500

Transfer amount from the Investment Divisions:                                                          $500

Dollar Cost Averaging Option transfer amount:                                                           $100

Automatic Asset Reallocation transfer amount:                                                      NO MINIMUM

Balance that must be maintained in an Investment Division after a transfer is made:                     $500

Balance that must be maintained in the Fixed Account after a transfer is made:                          $500

Accumulation Value required to elect Dollar Cost Averaging or Automatic Asset
Reallocation option:                                                                                    $2,500


MAXIMUMS:

Transfer amount, in any one Policy Year, from the Investment Divisions to the Fixed Account
(Including the Dollar Cost Averaging Option):                                                           $5,000

Charge for each transfer made to or from an Allocation Alternative after the first twelve (12)
in a Policy Year:                                                                                       $30

Percentage of each Premium Payment that may be allocated to the Fixed Account:                          25%

Age for which additional Premium Payments may be made:                                                  90


POLICY SERVICE CHARGE: Forty dollars ($40), which may be deducted on each Policy Anniversary and on the date the policy is surrendered. However, this fee is waived if the Accumulation Value, on the Policy Anniversary or on the date of surrender, is $50,000 or greater. The Policy Service Charge is deducted from each Allocation Alternative in proportion to its percentage of the Accumulation Value on the Policy Anniversary.


DATE OF ISSUE: NOVEMBER 5, 2004


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